UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

October 2, 2008
Date of Report (Date of earliest event reported)

EESTECH, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-32863	33-0922627
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1105 North Market Street, Suite 1300
        Wilmington, Delaware, 19801

(Address of principal executive offices and zip code)

(302) 427 2360
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On October 2, 2008, EESTech, Inc. entered into an Agreement for the appointment of The Honorable James W. Ziglar to its Advisory Board.

Mr. Ziglar has over 40 years of experience in management, finance, law, and public policy derived from his careers in law, investment banking, corporate management, government, and academia.  In August 2008, Mr. Ziglar retired as President and Chief Executive Officer of Cross Match Technologies, Inc., where he continues to serve on the Board of Directors.

Upon his retirement from Cross Match, Mr. Ziglar joined the Migration Policy Institute as a Senior Fellow where his focus is on U.S. immigration and border control policies. The Migration Policy Institute is a non-partisan, independent global think tank based in Washington, D.C.

Mr. Ziglar has 18 years of experience as an investment banker and 7 years as a practicing lawyer.  Mr. Ziglar had over 10 years of experience with UBS prior to departing in 1998 to serve as Sergeant at Arms of the United States Senate.  From August 2001 until his retirement from federal service in December 2002, Mr. Ziglar served as the last Commissioner of the Immigration and Naturalization Service.  Following his service as Commissioner of the INS, Mr. Ziglar was Distinguished Visiting Professor of Law at The George Washington University Law School, and a Fellow at Harvard University’s John F. Kennedy School of Government Institute of Politics.

In addition to his positions as Commissioner of the INS and as Sergeant at Arms of the United States Senate, earlier in his career, Mr. Ziglar served at various times as Assistant Secretary of the Interior for Water and Science, as a law clerk to U.S. Supreme Court Associate Justice Harry A. Blackmun, as a congressional and public affairs officer at the Department of Justice, and as an aide to the Chairman of the U.S. Senate Judiciary Committee.

Mr. Ziglar earned his undergraduate and law degrees from The George Washington University.  He is a member of the bar in Virginia, New York, Arizona, and the District of Columbia.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EESTECH, INC.

Date: October 6, 2008	By:	/s/ Murray Bailey
Name: Murray Bailey
Title: President